Exhibit 10.(m)

CUMMINS INC.

2003 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

AGREEMENT dated ,             ,

between CUMMINS INC. (the “Company”) and

«First» «Last», (the “Optionee”).

The Company and the Optionee agree that:

1.                                       Grant of Option and Rights.  The Compensation Committee of the Board of Directors of the Company (the “Committee”), appointed to administer the 2003 Stock Incentive Plan (the “Plan”), has granted to the Optionee and the Optionee has accepted the option to purchase an aggregate of                shares of the Company’s Common Stock ($2.50 par value) at the purchase price of $           per share (the “Option Price”).

2.                                       Term of Option and Exercise Period.  Unless earlier terminated pursuant to the provisions of this Agreement or the Plan, the options shall expire, if unexercised, at the close of business on        .  Unless otherwise provided in this Agreement or the Plan, such option may be exercised on and after          .

3.                                       Exercise of Option; Payment for Shares.  The Company shall not be required to deliver certificates for shares with respect to which an option is exercised until the purchase price of such shares has been paid in full.  Payment may be made (a) in cash; (b) in Common Stock already owned by the holder of the option, or (c) in any combination of the above.  An option may be exercised by written notice to the Company.  Such notice shall state that the Optionee elects to exercise the option, the number of shares in respect of which it is being exercised and the manner of payment for such shares, and shall either (i) be accompanied by payment of the full purchase price of such shares, or (ii) fix a date (not more than 10 business days from the date of exercise) for the payment of the full purchase price of such shares.  Common Stock payments (valued at the fair market value on the date of exercise) shall be made by delivery of stock certificates in negotiable form.  If certificates representing Common Stock are used to pay all or part of the purchase price of an option, separate certificates shall be delivered by the Company representing the same number of shares as each certificate so used, and an additional certificate shall be delivered representing any additional shares to which the Optionee is entitled as a result of the exercise of the option.

The Optionee may request the Company to pyramid his shares; that is, automatically to apply the shares which he is entitled to receive on the exercise of a portion of a stock option to satisfy the exercise for additional portions of the option, thus resulting in multiple simultaneous exercises of options by use of whole shares as payment.  Except as provided in paragraphs 5 and 6, no option may be exercised at any time unless the Optionee is then an employee of the Company or of a subsidiary.  The Optionee shall have none of the rights of a stockholder with respect to the option until such shares are transferred to the Optionee upon the exercise of his option.

4.                                       Acceleration of Exercise Period.  Each outstanding option granted hereunder shall become exercisable in full for the aggregate number of shares covered thereby (notwithstanding any contrary waiting or installment period or other limitation or restriction) immediately following a Change of Control (as defined in the Plan) of the Company.

5.                                       Termination of Employment.  In the event that the Optionee ceases to be an employee of the Company and/or one or more of its subsidiaries otherwise than by reason of death, disability or retirement, the options granted hereunder shall immediately terminate.  Nothing in this Agreement shall confer on any individual any right to continue in the employ of the Company or any of its subsidiaries or interfere in any way with the right of the Company or any of its subsidiaries to terminate his employment at any time, with or without cause, notwithstanding the possibility that the number of shares purchasable by an employee under this Agreement may thereby be reduced or eliminated.

6.                                       Retirement, Death or Disability of Holder of Option.  In the event of the retirement pursuant to any retirement plan of the Company or of a subsidiary, eligibility for benefits under the Company’s Long Term Disability Plan, or the death of the Optionee, while he is employed by the Company or a subsidiary, the options granted hereunder (unless the options shall have been previously terminated) may be exercised in full (whether or not such option was exercisable in full by the Optionee at the time of his retirement, death or disability) by the Optionee or by a legatee or legatees of the Optionee under his last will, or by his personal representatives or distributees, at any time (a) in the case of retirement or disability, within a period of five years after his retirement or disability (or such longer or shorter period as the Committee may in its sole discretion determine), and (b) in the case of death, within a period of one year after his death, but in all cases not after the original expiration date of the option.

7.                                       Nontransferability.  The options granted hereby are not transferable by the Optionee other than by will or the laws of descent and distribution, or to a spouse or lineal descendant (a “Family Member”), a trust for the exclusive benefit of Family Members, or a partnership or other entity in which all the beneficial owners are Family Members.

8.                                       Plan Governs.  The options granted hereby were granted and this Agreement signed pursuant to the Plan, and are governed by and entitled only to benefits provided in the Plan.  The Plan sets forth certain additional provisions, including provisions for adjustments upon changes in capitalization and withholding of Federal, State and local taxes.  In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

9.                                       Binding Agreement.  This Agreement shall inure to the benefit of and bind the successors and assigns of the Company.

IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement in duplicate as of the date specified above.

CUMMINS INC.

BY:

Optionee